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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

PSB GROUP INC. ANNOUNCES
SECOND QUARTER EARNINGS AND
WORKFORCE REDUCTION

Madison Heights, MI, July 18, 2003. PSB Group Inc. (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, Michigan, announced net income for the second quarter of 2003 was $962,800 or $.31 per average outstanding share. This compares to $1,510,000 or $.48 per average outstanding share for the same quarter of 2002. This represents a 36.2% decrease compared to the second quarter of 2002. The decrease is largely due to a one-time $500,000 pre-tax transfer that was taken from the allowance for loan losses into income in June, 2002.

Earnings to date for the year 2003 totaled $2,014,800 or $.64 per average outstanding share, compared to $2,571,000 or $.82 per average outstanding share in 2002.

Total assets as of June 30, 2003 were $416,700,000 compared to $401,124,000 on June 30, 2002. The lending portfolio totaled $303,918,000 as of June 30, 2003 compared to $278,213,000 at June 30, 2002. Deposits totaled $363,298,000 on June 30, 2003 compared to $350,193,000 at the same time 2002.

PSB Group, Inc. also announced a reduction in Peoples State Bank's work force of 16 employees, or approximately 10% of the total workforce, including three Vice Presidents and three vacant positions that will not be filled.

The reduction in force, effective today, is across the bank. "We are adjusting our staffing levels and management structure to eliminate redundancies and save future costs," said Robert L. Cole, President and CEO of Peoples State Bank. "The reduction in force will not impact our customers, who will continue to receive the same quality services and care that they have come to expect from Peoples State Bank."




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Peoples State Bank expects to realize annualized pre-tax savings of approximately $850,000 from the reduction in force and related operating expense savings. Operating results for the quarter ending September 30, 2003 will be negatively impacted by a one-time pre-tax charge of $125,000 for severance and other related costs associated with the reduction in force.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with 11 offices in Farmington Hills, Fraser, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.

         This release contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of terms such as "believes," "anticipates," "estimates," "expects," "projects" or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including, but not limited to: success and timing of business strategies; the nature, extent and timing of governmental actions and reforms. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:   David A. Wilson, Senior Vice President & CFO
           (248) 548-2900



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